EXHIBIT 9

UNSECURED PROMISSORY NOTE

$250,000	La Jolla, California

June 1, 2006

For value received, the undersigned on behalf of Planet Technologies, Inc., a California corporation (“Company”), promises to pay to the order of Windamere III, LLC (“Lender”), at 6402 Cardeno Drive La Jolla CA 92037, or at such other place as may be designated in writing by Lender, the principal sum of TWO HUNDRED FIFTY THOUSAND AND 00/100THS DOLLARS ($250,000), with interest thereon at the fixed rate of seven percent (7%) per annum, calculated on the basis of a 365-day year compounded annually, until paid in full.  All sums owing hereunder are payable in lawful money of the United States of America.

The outstanding principal balance of this note (“Principal”), together with all accrued but unpaid interest, shall be due and payable May 31, 2008 (“Maturity Date”).

This note is unsecured and may be prepaid in whole or in part at any time without penalty.

If Company fails to pay when due any sums payable hereunder THEN Lender may declare all sums owing under this note immediately due and payable.

If any attorney is engaged by Lender to enforce or construe any provision of this Note or the Security Agreement or as a consequence of any Default or Event of Default under this Note or the Security Agreement, with or without the filing of any legal action or proceeding, then Company shall immediately pay on demand all attorneys’ fees and all other costs incurred by Lender.

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this note shall constitute a waiver of any breach, default, or failure of condition under this note or the obligations secured thereby.  A waiver of any term of this note or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.

Company hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests of Lender under this note.  Time is of the essence with respect to every provision hereof.  This note shall be construed and enforced in accordance with the laws of the State of California, except to the extent that Federal laws preempt the laws of the State of California, and all persons and entities in any manner obligated under this note consent to the jurisdiction of any Federal or State Court within the State of California, County of San Diego, having proper venue and also consent to service of process by any means authorized by California or Federal law.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE

OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its Chief Financial Officer.

Dated: May 29, 2006

“Company”

PLANET TECHNOLOGIES, INC.
a California corporation

/s/ Francesca DiNota
Francesca DiNota, Chief Financial Officer